MPLX LP Reports Second-Quarter 2016 Financial Results

•	Reported second-quarter net income of $19 million and adjusted EBITDA of $351 million

•	Reported second-quarter net cash from operating activities of $298 million and distributable cash flow of $285 million

•	Declared distribution of $0.510 per common unit, a 16 percent increase over second-quarter 2015

•	Expanded operations to the prospective Delaware Basin with completion of the Hidalgo gas processing complex

•	Confirmed 2016 guidance of 12 to 15 percent distribution growth rate over the prior year, double-digit distribution growth rate in 2017

•	Announced Frank Semple will retire as vice chairman on Oct. 31, 2016

FINDLAY, Ohio, July 28, 2016 - MPLX LP (NYSE: MPLX) today reported second-quarter 2016 net income attributable to MPLX of $19 million. Second-quarter 2016 net income includes a non-cash impairment charge of $89 million related to an equity method investment.

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit and ratio data)	2016	2015(a)	2016	2015(a)
Net income (loss) attributable to MPLX(b)	$19	$51	$(41)	$97
Adjusted EBITDA attributable to MPLX(c)	351	70	653	134
Net cash provided by operating activities	298	101	593	173
Distributable cash flow ("DCF")(c)	285	62	521	118
Distribution per unit(d)	0.5100	0.4400	1.0150	0.8500
Distribution coverage ratio(e)	1.24x	1.48x	1.21x	1.49x
Growth capital expenditures(f)	267	30	569	62

(a)	MarkWest operations excluded from results and measures provided prior to the Dec. 4, 2015, merger.

(b)
The three and six months ended June 30, 2016, include a pretax, non-cash impairment of $89 million related to an equity method investment. The three and six months ended June 30, 2016, include a pretax, non-cash impairment of $1 million and $130 million, respectively, related to the goodwill established in connection with the MarkWest acquisition.

(c)	Non-GAAP measure. See reconciliation below. Excludes impairment charges.

(d)	Distributions declared by the board of directors of our general partner.

(e)	Non-GAAP measure. See calculation below.

(f)
Includes capital expenditures for inland marine business ("Predecessor") for all periods presented. Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See description below.

“MPLX continued to deliver solid results during the second quarter and we are encouraged by the improving commodity-price environment. As a result, we have increased the midpoints for our full-year 2016 financial guidance,” MPLX Chairman and Chief Executive Officer Gary R. Heminger said. "We remain on target to achieve our 2016 distribution growth guidance of 12 to 15 percent without the need for additional dropdowns from MPC during the year.”

During the quarter, MPLX expanded its midstream presence in the Southwest with the completion of its Hidalgo gas processing complex in the Delaware Basin, which is now 80 percent utilized only three months after starting operations. In addition, the partnership increased its processing capacity and purity ethane fractionation capacity in the Marcellus Shale. MPLX continues to anticipate its Marcellus and Utica shale processing facilities will average approximately 80 percent utilization for 2016, as it expects overall processed gas volumes in the region to increase by approximately 15 percent year-over-year.

The Cornerstone Pipeline is progressing as planned, with completion expected in the fourth quarter. The partnership has also accelerated construction of a pipeline that connects its Hopedale fractionator to the Cornerstone Pipeline and expects to commence operations in the fourth quarter. With the Hopedale connection, Cornerstone Pipeline is designed to provide an industry solution to move condensate and natural gas liquids out of the Marcellus and Utica regions into Midwest refining centers and into Canada.

Commercial and engineering teams continue to evaluate synergistic projects to support producer customers in the Marcellus and Utica shale regions. Among these potential solutions are a butane-to-alkylate facility, a regional NGL export solution in the Northeast, and a long-haul pipeline to the Gulf Coast, such as a reversal of the Centennial Pipeline.

“We remain focused on optimizing capital investments and capturing commercial synergies. As commodity prices recover, optimism is growing among our producer customers, and with world-class midstream assets located in some of the best resource plays in the country, we are well-positioned to capitalize on an exceptional set of opportunities along the entire hydrocarbon value chain,” Heminger said.

MPLX also announced that Frank Semple, vice chairman of MPLX’s general partner, will retire from his executive role on Oct. 31, 2016, culminating a 38-year career in the energy and telecommunications industry which followed his distinguished service in the U.S. Navy. Semple will remain on the MPLX board of directors, and will also continue to serve on the board of directors of MPLX’s sponsor, Marathon Petroleum Corp. (NYSE: MPC).

“All of us on the MPLX board of directors are grateful to Frank for his service as vice chairman and his efforts to facilitate the seamless combination of MarkWest and MPLX,” Heminger said. “Frank assembled an outstanding management team at MarkWest and provided strong leadership that created tremendous unitholder value. We are fortunate to continue to benefit from his deep knowledge of the midstream business as well as his keen focus on creating value for our unitholders as we position MPLX to continue delivering sustainable returns over the long term.”

Operational Highlights

•
Commenced operations of the Hidalgo 200-million-cubic-feet-per-day cryogenic gas processing plant in May, the partnership’s first facility in the highly prospective Delaware Basin in West Texas. Complex utilization is already at 80 percent.

•	Commenced operations of the Mobley V 200-million-cubic-feet-per-day processing plant in the Marcellus Shale in early April.

•
Increased the partnership’s Northeast de-ethanization capacity to 190,000 barrels per day (Bbl/d) with the addition of a new 10,000 Bbl/d facility in the Marcellus Shale in early April. Production of purity ethane from the Marcellus and Utica shales increased 76 percent from second-quarter 2015.

•
Continued construction of Cornerstone Pipeline to transport liquids production from the Marcellus and Utica shales of eastern Ohio to MPC's refinery in Canton, Ohio, providing an industry solution in the region; the pipeline is scheduled for completion in the fourth quarter.

•
Commenced construction of the Hopedale connection to Cornerstone Pipeline to transport natural gasoline from the Marcellus and Utica shales to Midwest refiners, including MPC; the pipeline construction was accelerated to align with Cornerstone Pipeline’s expected completion in the fourth quarter.

•	Completed expansion of the Patoka-to-Robinson, Illinois, pipeline to support increased crude oil supply to MPC’s Robinson, Illinois, refinery.

•	Concluded the first full quarter with the inland marine business, diversifying the partnership's earnings with a fee-for-capacity contract structure.

Financial Position and Liquidity

As of June 30, MPLX had $2 billion available through its bank revolving credit facility and $500 million available through its facility with MPC. During the quarter, MPLX issued 30.8 million convertible preferred units and received net proceeds of approximately $984 million. The $1.3 billion of financing completed through this preferred unit issuance and at-the-market (ATM) equity issuances earlier in the year provide for the partnership’s forecast funding needs for the remainder of 2016 and into 2017. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.7 times at June 30. MPLX remains committed to maintaining an investment-grade credit profile.

2016 Forecast

MPLX has increased the midpoints of its 2016 financial forecast for adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), distributable cash flow (DCF) and growth capital expenditures. Based on current estimates for operational volumes, commodity prices, and derivative instruments outstanding, our 2016 forecast is:

•	Net income(a): $140 million to $240 million

•	Adjusted EBITDA(b): $1.3 billion to $1.4 billion

•	Net cash provided by operating activities: $1.1 billion to $1.2 billion

•	Distributable cash flow (DCF)(b): $1.0 billion to $1.1 billion

•	Growth capital expenditures: $900 million to $1.2 billion

•	Maintenance capital expenditures: ~$60 million

•	Distribution growth rate: 12 percent to 15 percent

(a)	Guidance includes the $130 million first-half non-cash goodwill impairment charges and the $89 million second-quarter non-cash equity method impairment charge.

(b)
Non-GAAP measure calculated before the distribution to preferred units and excluding the $130 million first-half non-cash goodwill impairment charges and the $89 million second-quarter non-cash, equity method impairment charge. See reconciliation below.

Segment Results

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Logistics and Storage	$123	$88	$211	$170
Gathering and Processing	271	—	528	—
Segment operating income attributable to MPLX LP(a)	$394	$88	$739	$170

(a)	See reconciliation below for details.

Logistics and Storage segment operating income increased for the second quarter of 2016 compared with the same period in 2015. The increase was primarily due to the acquisition of the inland marine business on March 31, 2016.

Gathering and Processing (G&P) segment operating income increased for the second quarter of 2016 compared with the same period in 2015. This increase is due to the acquisition of MarkWest. Further discussion is included in the G&P pro forma financial information below.

Corporate general and administrative expenses, unrealized derivative gains/losses, depreciation, amortization and impairment charges are not allocated to the reportable segments. MPLX management does not consider these items allocable to or controllable by any individual segment, and therefore, excludes these items when evaluating segment performance.

G&P Pro Forma Financial Information

For the G&P segment, the table below presents financial information, as evaluated by management, for the reported segment for the three months and six months ended June 30, 2016, and 2015. MPLX believes this June 30, 2015, pro forma quarterly data provides a useful comparison for the G&P segment in light of the December 2015 acquisition. The pro forma financial information below may not necessarily be indicative of future results. In addition, all partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016(a)	2015(b)	2016(a)	2015(b)
Segment operating income attributable to G&P	$271	$243	$528	$488

(a)	Actual results.

(b)	G&P segment results incorporate pro-forma adjustments necessary to reflect a Jan. 1, 2014, acquisition date (see the reconciliations of pro forma data below).

Segment operating income attributable to G&P increased for the second quarter of 2016 compared with the pro forma results for the same period in 2015 and for the six months ended June 30, 2016, compared with the same period of 2015. These increases were primarily due to higher volumes, partially offset by decreases in natural gas and NGL prices.

	Three Months Ended June 30			Six Months Ended June 30
G&P Pro Forma Operating Statistics	2016	2015	% Change	2016	2015	% Change
Gathering Throughput (mmcf/d)
Marcellus operations	918	857	7%	910	836	9%
Utica operations	902	583	55%	946	543	74%
Southwest operations	1,468	1,445	2%	1,460	1,421	3%
Total gathering throughput	3,288	2,885	14%	3,316	2,800	18%

Natural Gas Processed (mmcf/d)
Marcellus operations	3,072	2,894	6%	3,112	2,870	8%
Utica operations	1,034	762	36%	1,077	759	42%
Southwest operations	1,175	1,064	10%	1,142	1,065	7%
Southern Appalachian operations	248	278	(11)%	251	272	(8)%
Total natural gas processed	5,529	4,998	11%	5,582	4,966	12%

C2 + NGLs Fractionated (mbpd)
Marcellus operations	252	193	31%	244	187	30%
Utica operations	40	34	18%	44	34	29%
Southwest operations	14	17	(18)%	16	17	(6)%
Southern Appalachian operations	16	15	7%	17	15	13%
Total C2 + NGLs fractionated	322	259	24%	321	253	27%

Conference Call

At 11 a.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-800-446-1671 (confirmation #42834145) or by visiting MPLX's website at http://www.mplx.com and clicking on the "2016 Second-Quarter Financial Results" link in the "News & Headlines" section. Replays of the conference call will be available on MPLX's website through Wednesday, Aug. 10. Investor-related materials will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP
MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX's assets consist of a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States, an inland marine business, a butane storage cavern located in West Virginia with approximately one million barrels of storage capacity, crude oil and product storage facilities (tank farms) with approximately 4.5 million barrels of available storage capacity, a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity and gathering and processing assets that include more than 5,000 miles of gas gathering and NGL pipelines, 54 gas processing plants, 13 NGL fractionation facilities and two condensate stabilization facilities.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Teresa Homan (419) 421-2965
Kevin Hawkins (866) 858-0482

Media Contacts:
Katie Merx (419) 672-5159
Chuck Rice (419) 421-2521

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measure most directly comparable to adjusted EBITDA and DCF is net income and net cash provided by operating activities. We define adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) non-cash equity-based compensation; (iv) net interest and other financial costs; (v) equity investment income (loss); (vi) equity-method distributions; (vii) impairment expenses; (viii) unrealized gain/loss on commodity hedges; and (ix) acquisition costs. In general, we define DCF as adjusted EBITDA plus (i) the current period cash received/deferred revenue for committed volume deficiencies less (ii) equity investment capital expenditures paid out; (iii) net interest and other financial costs; (iv) equity investment cash contributions; (v) maintenance capital expenditures paid; (vi) volume deficiency credits recognized; and (vii) other non-cash items.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”).These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” "guidance," “imply,” “intend,” “objective,” “opportunity,” “outlook,” "plan,“ “position,” “pursue,” “prospective,” “predict,” “project,” "potential," “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX’s ability to meet its distribution growth guidance; risk that the synergies from the acquisition of MarkWest Energy Partners, L.P. (“MarkWest”) by MPLX may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including drop-downs, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks described above relating to MPLX and the MPLX/MarkWest merger; changes to the expected construction costs and timing of pipeline projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX's Form 10-K or Form 10-Q or in MPC's Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Results of Operations (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit data)	2016	2015(a)	2016	2015(a)
Revenues and other income:
Service revenue	$233	$16	$462	$32
Service revenue – related parties	145	152	295	294
Rental income	71	—	141	—
Rental income – related parties	29	25	55	50
Product sales	137	—	237	—
Product sales – related parties	3	—	6	—
Loss from equity method investments	(83)	—	(78)	—
Other income	1	2	3	3
Other income – related parties	28	18	52	35
Total revenues and other income	564	213	1,173	414
Costs and expenses:
Cost of revenues (excludes items below)	84	46	173	88
Purchased product costs	114	—	193	—
Rental cost of sales	14	—	28	—
Purchases – related parties	78	40	154	80
Depreciation and amortization	137	20	269	39
Impairment expense	1	—	130	—
General and administrative expenses	49	21	101	43
Other taxes	11	4	22	8
Total costs and expenses	488	131	1,070	258
Income from operations	76	82	103	156
Related party interest and other financial costs	—	—	1	—
Interest expense, net of amounts capitalized	52	6	107	11
Other financial costs	12	—	24	1
Income (loss) before income taxes	12	76	(29)	144
Benefit for income taxes	(8)	—	(12)	—
Net income (loss)	20	76	(17)	144
Less: Net income attributable to noncontrolling interests	1	1	1	1
Net income attributable to Predecessor	—	24	23	46
Net income (loss) attributable to MPLX LP	19	51	(41)	97
Less: Preferred unit distributions	9	—	9	—
Less: General partner’s interest in net income attributable to MPLX LP	46	7	85	11
Limited partners’ interest in net (loss) income attributable to MPLX LP	$(36)	$44	$(135)	$86

Per Unit Data
Net (loss) income attributable to MPLX LP per limited partner unit:
Common - basic	$(0.11)	$0.50	$(0.43)	$0.96
Common - diluted	(0.11)	0.50	(0.43)	0.96
Subordinated - basic and diluted	—	0.50	—	0.96
Weighted average limited partner units outstanding:
Common units – basic	331	43	316	43
Common units – diluted	331	43	316	43
Subordinated units – basic and diluted	—	37	—	37

(a)
Financial information has been retrospectively adjusted to include the results of the inland marine business prior to the March 31, 2016, acquisition from MPC, since MPLX and this business are under common control. The net income of the Predecessor is excluded from net (loss) income attributable to MPLX LP.

Select Financial Statistics (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions, except ratio data)	2016	2015	2016	2015
Distribution declared:
Limited partner units - public	$131	$10	$258	$20
Limited partner units - MPC	41	25	70	48
General partner units - MPC	4	1	8	2
Incentive distribution rights - MPC	46	6	86	9
Total GP and LP distribution declared	222	42	422	79
Redeemable preferred units(a)	9	—	9	—
Total distribution declared	$231	$42	$431	$79

Distribution coverage ratio(b)	1.24x	1.48x	1.21x	1.49x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$298	$101	$593	$173
Investing activities	$(286)	$(66)	$(526)	$(109)
Financing activities	$19	$(37)	$(75)	$39

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$351	$70	$653	$134
DCF attributable to GP and LP unitholders(c)	$276	$62	$512	$118

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	June 30 2016	Dec. 31 2015
Total assets	$16,079	$16,104
Total debt	$4,401	$5,264
Redeemable preferred units	$993	$—
Total equity	$9,473	$9,667
Consolidated total debt to LTM pro forma adjusted EBITDA(a)	3.7x	4.5x

Partnership units outstanding:
General partner units	8	7
Class B units(b)	8	8
MPC-held LP units	79	57
Public limited partner units	252	240

(a)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $450 million and $472 million of unamortized discount and approximately $8 million of unamortized debt issuance costs as of June 30, 2016 and December 31, 2015.

(b)
Class B units were issued to and are held by M&R MWE Liberty LLC and certain of its affiliates, an affiliate of The Energy & Minerals Group. The Class B units will convert into common units at a rate of 1.09 common units and will receive $6.20 in cash for each Class B unit in two equal installments, the first of which occurred on July 1, 2016, and the second of which will occur July 1, 2017. Class B units do not receive distributions.

Operating Statistics (unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)
Crude oil pipelines	1,066	1,123	(5)%	1,045	1,068	(2)%
Product pipelines	904	941	(4)%	910	913	—%
Total pipeline throughput	1,970	2,064	(5)%	1,955	1,981	(1)%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.69	$0.66	5%	$0.69	$0.67	3%
Product pipelines	0.68	0.64	6%	0.67	0.63	6%
Total	0.68	0.65	5%	0.68	0.65	5%

Barges at period-end	205	202	1%	205	202	1%
Towboats at period-end	18	18	—%	18	18	—%

Gathering and Processing
Gathering throughput (mmcf/d)
Marcellus operations	918			910
Utica operations	902			946
Southwest operations	1,468			1,460
Total gathering throughput	3,288			3,316

Natural gas processed (mmcf/d)
Marcellus operations	3,072			3,112
Utica operations	1,034			1,077
Southwest operations	1,175			1,142
Southern Appalachian operations	248			251
Total natural gas processed	5,529			5,582

C2 + NGLs fractionated (mbpd)
Marcellus operations	252			244
Utica operations	40			44
Southwest operations	14			16
Southern Appalachian operations	16			17
Total C2 + NGLs fractionated	322			321

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Segment operating income attributable to MPLX LP(a)	$394	$88	$739	$170
Segment portion attributable to unconsolidated affiliates	(83)	—	(166)	—
Segment portion attributable to NCI and Predecessor(b)	36	35	111	68
Loss from equity method investments	(83)	—	(78)	—
Other income - related parties	11	—	18	—
Unrealized derivative loss	(12)	—	(21)	—
Depreciation and amortization	(137)	(20)	(269)	(39)
Impairment expense	(1)	—	(130)	—
General and administrative expenses	(49)	(21)	(101)	(43)
Income from operations	$76	$82	$103	$156

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of the Predecessor of the inland marine business is excluded from segment operating income attributable to MPLX LP prior to the March 31, 2016, acquisition.

Pro Forma Reconciliation to Pro Forma Income from Operations (unaudited)(a):
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Segment operating income attributable to G&P	$271	$243	$528	$488
Segment operating income attributable to L&S	123	88	211	170
Segment portion attributable to unconsolidated affiliates	(83)	(4)	(166)	(6)
Segment portion attributable to noncontrolling interest and Predecessor	36	47	111	90
(Loss) income from equity method investments	(83)	1	(78)	(2)
Other income (loss) - related parties	11	(2)	18	—
Unrealized derivative loss	(12)	(7)	(21)	(16)
Depreciation and amortization	(137)	(140)	(269)	(279)
Impairment expense	(1)	—	(130)	(26)
General and administrative expenses	(49)	(53)	(101)	(110)
Pro forma income from operations	$76	$173	$103	$309

(a)	This table reconciles pro forma data presented in the pro forma financial information section above to the closest GAAP measure.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Income (Loss) (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Net income (loss)	$20	$76	$(17)	$144
Plus: Depreciation and amortization	137	20	269	39
Benefit for income taxes	(8)	—	(12)	—
Amortization of deferred financing costs	12	—	23	—
Non-cash equity-based compensation	4	—	6	1
Impairment expense	1	—	130	—
Net interest and other financial costs	52	6	109	12
Loss from equity investments	83	—	78	—
Distributions from unconsolidated subsidiaries	40	—	78	—
Unrealized loss on commodity hedges	12	—	21	—
Acquisition costs	(2)	—	(1)	—
Adjusted EBITDA	351	102	684	196
Less: Adjusted EBITDA attributable to noncontrolling interests	—	1	1	1
Adjusted EBITDA attributable to Predecessor(a)	—	31	30	61
Adjusted EBITDA attributable to MPLX LP	351	70	653	134
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	11	10	21	22
Less: Net interest and other financial costs	52	6	109	12
Equity investment capital expenditures paid	(10)	—	(38)	—
Investment in unconsolidated affiliates	10	—	39	—
Maintenance capital expenditures paid	16	4	28	8
Volume deficiency credits recognized(c)	9	9	16	19
Adjustments attributable to Predecessor(a)	—	(1)	(1)	(1)
DCF	285	62	521	118
Less: Preferred unit distributions	9	—	9	—
DCF attributable to GP and LP unitholders	$276	$62	$512	$118

(a)	The Adjusted EBITDA and DCF adjustments related to the Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the March 31, 2016, acquisition.

(b)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(c)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Net cash provided by operating activities	$298	$101	$593	$173
Less: Changes in working capital items	10	5	26	(9)
All other, net	6	—	21	(1)
Plus: Non-cash equity-based compensation	4	—	6	1
Net interest and other financial costs	52	6	109	12
Current income taxes expense	1	—	1	—
Asset retirement expenditures	2	—	2	—
Unrealized loss on commodity hedges	12	—	21	—
Acquisition costs	(2)	—	(1)	—
Adjusted EBITDA	351	102	684	196
Less: Adjusted EBITDA attributable to noncontrolling interests	—	1	1	1
Adjusted EBITDA attributable to Predecessor(a)	—	31	30	61
Adjusted EBITDA attributable to MPLX LP	351	70	653	134
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	11	10	21	22
Less: Net interest and other financial costs	52	6	109	12
Equity investment capital expenditures paid	(10)	—	(38)	—
Investment in unconsolidated affiliates	10	—	39	—
Maintenance capital expenditures paid	16	4	28	8
Volume deficiency credits recognized(c)	9	9	16	19
Adjustments attributable to Predecessor(a)	—	(1)	(1)	(1)
DCF	285	62	521	118
Less: Preferred unit distributions	9	—	9	—
DCF attributable to GP and LP unitholders	$276	$62	$512	$118

(a)	The adjusted EBITDA and DCF adjustments related to the Predecessor are excluded from Adjusted EBITDA attributable to MPLX LP and DCF prior to the March 31, 2016, acquisition.

(b)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(c)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

Capital Expenditures (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Capital Expenditures(a):
Maintenance	$21	$5	$31	$8
Growth	272	37	533	75
Total capital expenditures	293	42	564	83
Less: Increase (decrease) in capital accruals	13	7	(7)	13
Asset retirement expenditures	2	—	2	—
Additions to property, plant and equipment	278	35	569	70
Capital expenditures of unconsolidated subsidiaries(b)	16	—	60	—
Total gross capital expenditures	294	35	629	70
Less: Joint venture partner contributions	6	—	29	—
Total gross capital expenditures, net	288	35	600	70
Less: Maintenance capital	21	5	31	8
Total growth capital expenditures	$267	$30	$569	$62

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.

2016 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP unitholders from Net Income (unaudited)

(In millions)	Low	High
Net income	$140	$240
Plus: Depreciation and amortization	540	540
Benefit for Income taxes	(20)	(20)
Amortization of deferred financing costs	45	45
Non-cash equity-based compensation	10	10
Impairment expense	130	130
Net interest and other financial costs	220	220
Loss from equity investments(a)	70	70
Distributions from equity investments	145	145
Unrealized loss on commodity hedges	10	10
Acquisition costs	(1)	(1)
Other	14	14
Adjusted EBITDA	1,303	1,403
Less: Adjusted EBITDA attributable to noncontrolling interests	3	3
Adjusted EBITDA attributable to MPLX LP	1,300	1,400
Plus: Current period cash received/deferred revenue for committed volume deficiencies(b)	40	40
Less: Net interest and other financial costs	220	220
Equity investment capital expenditures paid	(115)	(115)
Investment in unconsolidated affiliates	117	117
Maintenance capital expenditures paid	60	60
Volume deficiency credits recognized(c)	35	35
Adjustments attributable to Predecessor(d)	(1)	(1)
All other, net	24	24
DCF	1,000	1,100
Less: Preferred unit distributions	41	41
DCF available to GP and LP unitholders	$959	$1,059

(a)	Includes a pretax, non-cash impairment of $89 million related to an equity method investment.

(b)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(c)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

(b)	The DCF adjustments related to the Predecessor are excluded from DCF prior to the March 31, 2016, acquisition.

2016 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)

(In millions)	Low	High
Net cash provided by operating activities	$1,075	$1,175
Less: Changes in working capital items	(8)	(8)
All other, net	22	22
Plus: Non-cash equity based compensation	10	10
Net cash interest and other financial costs	220	220
Current Income tax expense	1	1
Asset retirement expenditures	2	2
Unrealized loss on commodity hedges	10	10
Acquisition costs	(1)	(1)
Adjusted EBITDA	1,303	1,403
Less: Adjusted EBITDA attributable to noncontrolling interests	3	3
Adjusted EBITDA attributable to MPLX LP	1,300	1,400
Plus: Current period cash received/deferred revenue for committed volume deficiencies(a)	40	40
Less: Net interest and other financial costs	220	220
Equity investment capital expenditures paid	(115)	(115)
Investment in unconsolidated affiliates	117	117
Maintenance capital expenditures paid	60	60
Volume deficiency credits(b)	35	35
Adjustments attributable to Predecessor(c)	(1)	(1)
All other, net	24	24
DCF	1,000	1,100
Less: Preferred unit distributions	41	41
DCF available to GP and LP unitholders	$959	$1,059

(a)	Deficiency payments included in DCF that are not included in net income or adjusted EBITDA.

(b)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not DCF.

(c)	The DCF adjustments related to the Predecessor are excluded from DCF prior to the March 31, 2016, acquisition.